Exhibit 1.01

TERMS AGREEMENT

April 25, 2005

Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, New York 10013

Attn: Treasurer

Dear Sirs:

We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), proposes to issue and sell $75,000,000 aggregate principal amount of its 8.5% Equity Linked Securities (ELKS®) (7,500,000 ELKS) Based Upon the Common Stock of Freeport-McMoRan Copper & Gold Inc. Due May 1, 2006 (the “ELKS”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 7,500,000 ELKS in the principal amount of $73,125,000 at 97.5% of the aggregate principal amount. The Closing Date shall be April 28, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The ELKS shall have the following terms:

Title:	8.5% Equity Linked Securities (ELKS®) Based Upon the Common Stock of Freeport-McMoRan Copper & Gold Inc. Due May 1, 2006

Maturity:	May 1, 2006

Coupon:

Each ELKS will pay a total coupon of $0.8571 in cash in two separate semi-annual installments payable in part on each of two separate Coupon Payment Dates. The first coupon of $0.4321 will be composed of $0.1803 of interest and a partial payment of an option premium in the amount of $0.2518. The second coupon of $0.4250 will be composed of $0.1774 of interest and a partial payment of an option premium in the amount of $0.2476.

Maturity Payment:	Holders of the ELKS will be entitled to receive at

maturity the Maturity Payment (as defined in the Prospectus Supplement dated April 25, 2005 relating to the ELKS)

Coupon Payment Dates:	November 1, 2005 and May 1, 2006

Regular Record Dates:	October 25, 2005 and April 24, 2006

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from April 28, 2005 to date of payment and delivery

Redemption Provisions:	The ELKS are not redeemable by the Company prior to maturity.

Trustee:	The Bank of New York

Indenture:	Indenture, dated as of October 27, 1993, as amended from time to time

All the provisions contained in the document entitled “Salomon Smith Barney Holdings Inc.—Debt Securities—Underwriting Agreement Basic Provisions” and dated December 1, 1997 (the “Basic Provisions”), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

Basic Provisions varied with respect to this Terms Agreement:

(A)	All references to “Salomon Smith Barney Holdings Inc.” in the Basic Provisions shall refer to the Company.

(B)	Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the ELKS will be in the form of Book-Entry Notes and shall be delivered on April 28, 2005 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C)

Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: “The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date.”

(D)	Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: “You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement.”

The Underwriter hereby agrees in connection with the underwriting of the ELKS to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

Edward F. Greene, Esq., is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

Please accept this offer no later than 9:00 p.m. on April 25, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated April 25, 2005, to purchase the ELKS on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ramesh K. Menon
Name: Ramesh K. Menon
Title: Managing Director

ACCEPTED: CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Scott Freidenrich
Name: Scott Freidenrich
Title: Executive Vice President and Treasurer